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                                                                Exhibit 10.15

                               SEVERANCE AGREEMENT

         SEVERANCE AGREEMENT, dated as of January 16, 1996, by and between Bidermann Industries Corp., a debtor and a debtor in possession, having its principal offices at 575 Fifth Avenue, New York, New York 10017 (the "Company") and Steven J. Kaufman whose address is 531 Main Street, Roosevelt Island, NY 10044 ("Employee").

                              W I T N E S S E T H:

         IT IS AGREED between the parties as follows:

         1. In consideration of Employee's valuable contribution to the Company and Employee's continued employment with the Company, the Company hereby agrees to provide Employee with a special severance benefit as set forth herein. In the event that Employee's employment with the Company is terminated by the Company, during the period of the Company's Chapter 11 proceedings or within one (1) year from the date of confirmation of a plan of reorganization for Bidermann Industries Corp., without Just Cause (as herein defined), including due to the occurrence of an event set forth in paragraph 3.14(a) of the Third Amendment to the Bidermann Retirement Income Plan (the "Third Amendment"), the Company will pay Employee, as a severance benefit, an amount equal to Employee's then current base salary (excluding any bonus compensation) for a period of twelve (12) months (the "Severance Amount"). As used in this Agreement "Just Cause" is defined as (i) commission of wilful or intentional misconduct that could reasonably be expected to materially injure the reputation, business or business relationships of the Company, or result in personal enrichment at the expense of the Company, (ii) failure to report for work unless prevented from doing so because of illness, vacation, or other authorized leave granted by the Company,
(iii) theft, embezzlement or engaging in any other criminal activity, (iv) provision of services to a competitor of the Company, (v) disclosure of any trade secret or confidential information of the Company, or (vi) excessive use of alcohol or use of illegal drugs.

         2.(a) The Severance Amount shall be payable over a period of twelve
(12) months (the "Payment Period") in accordance with the normal payroll cycle of the Company; provided, however that in the event Employee is entitled to receive any payments upon the termination of employment pursuant to paragraph 3.14(a) and 3.14(b) of the Third Amendment which provides for an enhanced retirement benefit in the event of job elimination (the "Enhanced Retirement Benefit"), the gross amount of the Enhanced Retirement Benefit payable pursuant to such paragraph 3.14(a) and 3.14(b) of the Third Amendment will be applied to reduce the gross amount Employee would be otherwise entitled to


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receive pursuant to this Agreement. For purposes of this Agreement "gross amount" refers to the amount of the benefit or payment, prior to deducting for any amounts that are required to be withheld, and, in the case of the Enhanced Retirement Benefit, refers to the amount of the benefit calculated as a lump-sum pursuant to paragraph 3.14(c)(ii) of the Third Amendment, and not as an annuity pursuant to paragraph 3.14(c)(i) of the Third Amendment. In no event will the Severance Amount be reduced by the amount payable pursuant to paragraph 3.14(c) of the Third Amendment which allows Employee to elect a lump-sum payment of the Retirement Benefit (as defined in the Third Amendment) otherwise payable at age
65. Employee will receive the Enhanced Retirement Benefit, and the gross amount of the Severance Amount will be reduced by the gross amount of the Enhanced Retirement Benefit (such amount after the reduction shall hereafter be referred to as the "Net Severance Amount"). The Net Severance Amount shall be payable over the Payment Period in accordance with the normal payroll cycle of the Company.

         (b) This Agreement shall have no effect on any other benefits under the Bidermann Retirement Income Plan other than the Enhanced Retirement Benefit. The payment provided for in this Agreement shall constitute the exclusive payment due Employee by reason of the termination of employment, including any payment which may otherwise be payable pursuant to any other separation or severance policy established or maintained by the Company, but shall have no effect on any other benefits which may be due Employee under any plan of the Company which provides benefits (other than separation or severance pay) after termination of employment.

         (c) Receipt of the payment provided for in this Agreement shall be conditioned upon Employee's executing and delivering to the Company the Company's standard general release form.

         3. In consideration of the payment provided for in this Agreement, Employee agrees that following the termination of employment Employee will not disclose, or use for the benefit of any third party, any information relating to the confidential affairs of the Company and its affiliates, including but not limited to business and marketing plans, customer lists, strategies, customer information, other information concerning the Company's and its affiliates' products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets. This confidentiality covenant has no temporal, geographical or territorial restriction.

         4. In the event the Employee breaches his or her obligations hereunder, in addition to any other rights or remedies available at law or in equity, the Company's obligations

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hereunder shall cease. Further, the Employee acknowledges and agrees that the
Company's remedy at law for breach or threatened breach of any of the provisions of paragraph 3 of this Agreement would be inadequate, and in recognition of that fact, in the event of a breach or threatened breach by the Employee of any obligation under paragraph 3 of this Agreement, it is agreed, in addition to its remedies at law, the Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach. The Company shall not be required to post any bond in connection with any such relief.

         5. Nothing herein contained shall confer upon Employee a right to continue as an employee of the Company or affect any rights of the Company to terminate the employment of Employee for any reason whatsoever, subject, however, to the payment of the amounts provided for in this Agreement.

         6. The payment of the Severance Benefit or Net Severance Benefit, as the case may be, shall automatically terminate upon Employee becoming a full-time employee of any corporation, person or other business entity (an "Entity"). Employee shall immediately inform the Company upon Employee's becoming a full-time employee of any Entity. In such event, any payments of the Severance Amount, or Net Severance Amount, shall cease, effective as Employee's first day of employment with the Entity.

         7. This Agreement is personal in nature and may not be assigned or transferred by Employee, but shall be binding upon the assigns or successors of the Company. In the event the Company breaches its obligations under this Agreement, Employee shall be entitled to be reimbursed for Employee's costs, including reasonable attorneys' fees, in enforcing Employee's rights under this Agreement.

         8. For purposes of the letter, the "Company" shall mean Bidermann Industries Corp., its parent or any of its affiliated or subsidiary companies.

         9. This Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

         10. This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior written understandings and agreements relating to the payment of severance benefits to the Employee and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, except in writing

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signed by the parties hereto.

         11. On July 17, 1995, the Company filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The parties agree and acknowledge that this Agreement is expressly subject to approval by order of the Bankruptcy Court, without which this Agreement is null and void and without force or effect.


                                                     BIDERMANN INDUSTRIES CORP.

                                                     By: /s/ Bryan Marsal
/s/ Steven J. Kaufman                                   ------------------------
-------------------------
Steven J. Kaufman
                                                     Title: President
                                                           ---------------------




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